Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces Fourth Quarter and Fiscal 2022 Financial Results

•        The Company generated net sales of $36.4 million for the quarter and $142.6 million for the year

•        Income before income taxes of $4.1 million for the quarter and $9.6 million for the year

•        Net income of $3.2 million for the quarter and $5.9 million for the year

•        Backlog of $38.5 million at January 31, 2023

SPRING, TX, April 27, 2023 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the fourth quarter and 2022 fiscal year ended January 31, 2023.

"Revenues for the fourth quarter were $36.4 million, $2.7 million below the same quarter last year, and net income of $3.2 million was an increase of $0.2 million compared to the same quarter of 2021. For the year ended January 31, 2023, revenues of $142.6 million were $4.0 million higher than the prior year. The resulting net income of $5.9 million was $0.1 million lower than the prior year. This decrease occurs after a non-cash charge of $0.9 million for the termination of a pension plan in 2022," noted President and CEO David Mansfield.

“While revenue for the year increased only 3%, pre-tax income before the pension plan charge increased by 25% after improved margins were achieved,” Mr. Mansfield continued.

"We continued to see growth in business activity in our markets during 2022. A buoyant oil and gas market in Canada that began in 2021 continued through last year as did increased infrastructure spending in Saudi Arabia.  We expect these markets to continue to remain strong. In addition, our new product offerings in Egypt and the U.A.E. resulted in improved margins during 2022, and we will continue to pursue more opportunities in these markets,” noted Mr. Mansfield.

"We have been executing our strategic plans, as demonstrated by the recent approval of our joint venture with Gulf Insulation Group (GIG) and the relocation of our U.A.E. operations to a new plant in Abu Dhabi. The joint venture with GIG will better position us to participate in the Saudi Arabian development plans, and the relocation to Abu Dhabi brings us closer to our customers in the oil and gas industry and provides us with a more efficient, state of the art facility,” Mr. Mansfield concluded.

Fourth Quarter Fiscal 2022 Results

Net sales were $36.4 million and $39.1 million in the three months ended January 31, 2023 and 2022, respectively.  The decrease of $2.7 million was primarily a result of the timing of execution of certain large projects.

Gross profit was $10.2 million, or 28% of net sales and $9.7 million, or 25% of net sales, in the three months ended January 31, 2023 and 2022, respectively. The increase of $0.5 million was driven by improved gross margins as a result of the mix of projects globally.

General and administrative expenses were $5.8 million and $5.3 million in the three months ended January 31, 2023 and 2022, respectively. The increase of $0.5 million was primarily related to higher compensation costs.

Selling expenses were $1.3 million and $1.1 million in the three months ended January 31, 2023 and 2022, respectively. The increase of $0.2 million was due to the expansion of the Company's sales force in the current period.

Net interest expense was $0.5 million and $0.1 million in the three months ended January 31, 2023 and 2022, respectively. The increase of $0.4 million was related to increased borrowings and higher interest rates.

Net other income was $1.5 million in the three months ended January 31, 2023 and less than $0.1 million in the three months ended January 31, 2022. The increase of $1.5 million was due to the release of the Company's liability for a past project as well as insurance recovery income.

The Company's worldwide effective tax rates ("ETR") were 20.8% and 6.7% in the three months ended January 31, 2023 and 2022, respectively. The change in the ETR was primarily due to additional United State tax expense due to the inclusion of income from foreign jurisdictions with low effective tax rates, inability to recognize tax benefits on losses in the United States due to a full valuation allowance and changes in the mix of income and loss in the various tax jurisdictions.

Net income was $3.2 million and $3.0 million in the three months ended January 31, 2023 and 2022, respectively. The increase in net income was a result of the changes discussed above.

2022 Results

Net sales were $142.6 million and $138.6 million in the years ended January 31, 2023 and 2022, respectively. The increase of $4.0 million was primarily a result of higher sales volumes in North America and Saudi Arabia.

Gross profit was $38.3 million, or 27% of net sales and $32.5 million, or 23% of net sales, in the years ended January 31, 2023 and 2022, respectively. The increase of $5.8 million was driven by higher sales volumes and improved gross margins as a result of the mix of projects globally.

General and administrative expenses were $22.0 million and $19.9 million in the years ended January 31, 2023 and 2022, respectively. The increase of $2.1 million was primarily related to higher compensation costs.

Selling expenses were $5.2 million and $4.5 million in the years ended January 31, 2023 and 2022, respectively. The increase of $0.7 million was due to the expansion of the Company's sales force in the current period.

Net interest expense was $2.1 million and $0.8 million in the years ended January 31, 2023 and 2022, respectively. The increase of $1.3 million was related to increased borrowings and higher interest rates.

Net other income was $0.5 million and $1.0 million in the years ended January 31, 2023 and 2022, respectively. The current year amount includes income from the release of the Company's liability for a past project and insurance recovery income, partially offset by a non-cash pre-tax settlement charge resulting from the termination of the Company's pension plan.  The prior year amount includes the receipt of grants from the Canadian government in response to the COVID-19 pandemic.  Grants to the Company under these programs ended in the second quarter of 2021.

The Company's worldwide ETR's were 37.8% and 27.2% in the years ended January 31, 2023 and 2022, respectively. The change in the ETR was primarily due to additional United State tax expense due to the inclusion of income from foreign jurisdictions with low effective tax rates, inability to recognize tax benefits on losses in the United States due to a full valuation allowance and changes in the mix of income and loss in the various tax jurisdictions.

Net income was $5.9 million and $6.1 million in the years ended January 31, 2023 and 2022, respectively. The decrease in net income was a result of the changes discussed above.

Percentages set forth above in this press release have been rounded to the nearest percentage point, and may not correspond exactly to the comparative data presented.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, Perma-Pipe has operations at fourteen locations in six countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) fluctuations in the price of oil and natural gas and its impact on customer order volume for the Company's products; (ii) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (iii) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) the Company’s ability to effectively execute its strategic plan and achieve sustained profitability and positive cash flows; (vi) the Company's ability to collect a long-term account receivable related to a project in the Middle East; (vii) the Company’s ability to interpret changes in tax regulations and legislation; (viii) the Company's ability to use its net operating loss carryforwards; (ix) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s "over-time" revenue recognition; (x) the Company’s failure to establish and maintain effective internal control over financial reporting; (xi) the timing of order receipt, execution, delivery and acceptance for the Company’s products; (xii) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xiii) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xiv) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xv) reductions or cancellations of orders included in the Company’s backlog; (xvi) risks and uncertainties specific to the Company's international business operations; (xvii) the Company’s ability to attract and retain senior management and key personnel; (xviii) the Company’s ability to achieve the expected benefits of its growth initiatives; (xix) the impact of pandemics and other public health crises on the Company and its operations; and (xx) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

Perma-Pipe’s Form 10-K for the 2022 fiscal year ended January 31, 2023 will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended January 31,		Year Ended January 31,
	2023	2022	2023	2022
Net sales	$36,441	$39,126	$142,569	$138,552
Gross profit	10,236	9,654	38,301	32,530

Total operating expenses	7,115	6,381	27,157	24,419

Income from operations	3,121	3,273	11,144	8,111

Interest expense, net	534	112	2,119	828
Other income	1,498	47	533	1,044
Income before income taxes	4,085	3,208	9,558	8,327

Income tax expense	851	216	3,613	2,265
Net income	$3,234	$2,992	$5,945	$6,062

Weighted average common shares outstanding
Basic	8,004	7,999	7,976	8,110
Diluted	8,214	8,284	8,116	8,395

Earnings per share
Basic	$0.40	$0.37	$0.75	$0.75
Diluted	$0.39	$0.36	$0.73	$0.72

Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	January 31,
	2023	2022
ASSETS
Current assets	$85,658	$78,389
Long-term assets	37,308	45,012
Total assets	$122,966	$123,401
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$43,790	$38,397
Long-term liabilities	21,392	30,547
Total liabilities	65,182	68,944
Stockholders' equity	57,784	54,457
Total liabilities and stockholders' equity	$122,966	$123,401